EXHIBIT 99.1

         TEXACO INC. CLOSES SALE OF TEXACO CHEMICAL COMPANY
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                         TO HUNTSMAN CORPORATION
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FOR RELEASE:  THURSDAY, APRIL 21, 1994.
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     WHITE PLAINS, N.Y., April 21 - Texaco Inc. announced today that it has received $850 million as part of the previously announced sale of its wholly owned subsidiary, Texaco Chemical Company, and substantially all of its worldwide chemical operations, other than Texaco's lubricant additives business, to Huntsman Corporation, an affiliate of the Jon M. Huntsman Group of Companies.
     The $850 million consists of $650 million in cash and $200 million in 11-year subordinated notes. Not included in today's transaction is Texaco's worldwide lubricant additives business, which Texaco is working in cooperation with Huntsman Financial Corporation to sell to a third party. In the absence of such a third-party sale, Huntsman Financial Corporation will acquire Texaco's lubricant additives business by September 30, 1994.
     Texaco also granted today to Huntsman, for an additional $10 million in cash, a two-year option to purchase either 50 percent or 100 percent of a Texaco facility currently under construction in Port Neches, Texas, which will produce 400 million pounds per year of propylene oxide and 14,000 barrels per day of methyl tertiary butyl ether (MTBE).
     Texaco is retaining its fuel additives business, which is key to the production of the company's advanced New CleanSystem3 gasolines. Texaco also is retaining its solvent and intermediate chemicals operations at its El Dorado, Kan., refinery and Star Enterprise's Delaware City refinery.
     Commenting on the sale, Texaco Chairman and Chief Executive Officer Alfred C. DeCrane, Jr., stated, "Texaco has improved its financial strength by monetizing assets which no longer fit the company's current business strategies. The sale of these assets to Huntsman further enhances Texaco's ability to provide greater value and return to its shareholders and under-scores the company's program to focus on its core oil, gas and related businesses."
     Texaco Chemical Company markets a wide range of chemical commodities, including ethylene, propylene and ethylene glycol. The company also produces derivative specialty chemicals, particularly surfactants.
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CONTACTS:      David J. Dickson         (914) 253-4128
               Cynthia  B. Michener     (914) 253-4743